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                           PURCHASE OF BUSINESS ASSETS

                                     between

                               Dr. Klaus Schaffler
                           (hereinafter also "Seller")

                                       and

      Institute for Pharmcodynamic Research Phoenix International GmbH i.G.
                           (hereinafter also "Buyer")

                    relating to a clinical research business


                                      -----


                               PRELIMINARY REMARKS



(1) The Seller is the owner of a business activity and the related assets for clinical research and testing of medicines, hereinafter "Assets.@

(2) The Seller intends to sell these Assets to the Buyer, a limited liability company in foundation with its seat in Munich, represented by its managing director with sole power of representation. A copy of the notarial deed of the foundation of the company is attached to this Agreement as ANNEX TO PARA. (2) OF THE PRELIMINARY REMARKS. The Buyer intends to purchase the Assets.

(3)  With this in mind, the Seller and the Buyer enter into the following




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                    AGREEMENT FOR THE SALE OF BUSINESS ASSETS




                                     Section
                 OBJECTIVE OF THE AGREEMENT, CURRENT AGREEMENTS,
                                 LABOR RELATIONS

(1) The Seller sells to the Buyer the Assets used for the business activity under the name INSTITU FIR PHARMAKADYNAMISCHE FORSCHUNG - DR. KLAUS SCHAFFLER in Munich. The Seller sells the Assets as listed in ANNEX TO
     SECTION 1 PARA. (1) whether or not reflected in the balance sheet of the business activity. This includes in particular but is not limited to rights to further benefits, guarantees, intellectual property rights, licenses, permits, designs, processes, formulas, drawings, draftings, samples, books and business documents as well as written or in any other way collected and stored information of any kind.

(2)  The Buyer shall become a party to the following agreements on the Takeover
     Date:

     1)   insurance agreements

     2) agreements for the supply of utilities and disposal services (water, gas, electricity, heating, waste disposal, sewage, etc.).

     3) rental agreement regarding the premises in Munich (including the deposit)

     4) project contracts, especially the BERLIN CHEMIE Project, the OLD MADAUS Project and the NEW MADAUS Project Cost and proceeds of these three projects are allocated with the parties as stipulated in ANNEX TO SECTION I PARA. (2)(d).

(3) The Buyer shall not enter into any other contractual agreements or assume any liability (including tax liability, whether or not relevant to the sold Assets) from the Seller.

(4) The Buyer shall continue to employ Mr. Haase. The Buyer enters into the service agreement with Mr. Haase with all rights and obligations arising there from. The service agreement is attached as ANNEX TO SECTION L PARA.
     (4).

                                    Section 2
                                 PURCHASE PRICE

(5)  The purchase price for the Assets shall be DM 420.000,--.

(6) The Buyer disbursed the amount of DM 400.000,-- to the Seller on the basis of a loan agreement dated January 9, 1998. The purchase price shall be set off against this amount, consequently, the Buyer owes a payments of DM 20.000,--

(7)  Payment is due on the date of Handover of Possession.


                                    Section 3
                              TAKEOVER DATE, INCOME



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     Takeover Date is April 01, 1998, 0:00. From this day on the business activity sold shall be run on account of the Buyer.



                                    Section 4
                       CONTINUANCE OF BUSINESS, MANAGEMENT

(8) The Buyer and, should occasion wise, his legal successor are entitled, but not required, to continue to use the business name of the Seller with or without the use of supplementary names or to partially use the business name, regardless of the business form. Seller and Buyer are required to cooperate in the renaming of the Buyer. (9) The Seller will act as the managing director for the Buyer for at least 3 years upon execution of this Agreement, based on the managing director employment agreement contained in ANNEX TO SECTION 4 PARA. (2). If the managing director resigns without the Buyer having given good cause (WICHUGER GRUND), or if the managing director is terminated because of the presence of good cause, then the purchase price shall be reduced by DM 100.000,--.

                                    Section 5
                         REPRESENTATIONS AND WARRANTIES

(10) The Seller makes on the Takeover Date and at the moment of the handover of possession (Section 10) in so far as not otherwise provided for in this Agreement the following representations and warranties in the form of an independent warranty agreement

     1)   Financial Position

          1. The Seller's annual financial statements given to the Buyer for the fiscal years 1996 end 1997 comply with statutory provisions and proper accounting principles, and accurately state the capital, financial and earnings situation of the business activity.

          2. The Buyer has been completely and comprehensively informed - verbally or in writing- to the best of the Sellers knowledge of all facts known to the Seller, which are not insignificant for the evaluation of the current and future capital, financial and profit situation of the business activity. The information and documents provided are correct in so far as they contain most recent personal declarations of the Seller.

          3. The sold Assets, are the property of the Seller and are not subject to any third party rights. They encompass all economic assets, which shall be used in or are necessary for the business activity.

          4. The receivables stated in the balance sheet exist, are not subject to defenses and no greater losses have occurred than the amount of allowances in the balance sheet.

          5. The sale of the Assets shall not make the Buyer liable for third party liabilities, in particular on the basis of negotiable instruments, guarantees, and letters of comfort.

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          6.   The fixed assets (ANLAGEVERMOGEN) are in a proper condition and all necessary repairs and the procurement of replacements have been undertaken.

          7. The quality and quantity of the inventory is reasonably in accord with business principles. The inventory is in good condition and is salable in the ordinary course of business.

          8. ANNEX TO SECTION 5 PARA (1) a) 8. contains a complete list of the most recent completed field tax audit (as of 1994) concerning the business activities for every type of tax rating the time of the issuance of the respective notice of tax assessment or pending proceeding

               1) Employment and Service Relationships

                  1. ANNEX TO SECTION 5 PARA (1) b) 1. contains a Complete list of all commercial agents and consultants of the sold business activity on the Takeover Date, including name, field of activity, date of first employment, termination notice periods, annual remuneration in the calendar year 1997, including all fringe payments.

                  2. Since 1996 there have been no increases or promises of
                     increase of payments (salary, pension, profit-sharing bonus, bonuses, commission, other payments) to employees, consultants, commercial agents or other persons rendering services. No modifications of such agreements (duration, notice periods, etc.) occurred since.

                  3. If Mr. Haase objects to the takeover by the Buyer or
                     employment was terminated on the Takeover Date, the Seller shall bear all claims to current compensation and settlements.

          1) Period between the Takeover Date and the Handover of Possession (Section 10) (Transition Period)

               1. The business activity has been conducted in accordance with the principles of reasonable and conscientious business management during the Transition Period. In particular, the prices agreed upon for deliveries and services have been calculated so as not to incur losses and so as to receive equal and valuable consideration for all obligations incurred.

               2. During the Transition Period none of the fixed assets of the sold business activity have been sold or otherwise disposed of, except for those listed in the ANNEX TO SECTION 5 PARA.
                    (1) c) 2.

               3. During the Transition Period no extraordinary transactions have been conducted nor extraordinary measures taken.

          1)   Miscellaneous

               1. There have never been, nor are there currently pending, any product or medical liability claims against the Seller in connection with the business activity. 1.

               2. All know-how and intellectual property rights included in the sale are permanently at the disposal of the Buyer with full legal title, and no payments or performances in respect of those rights are due to third parties.

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               3.   The Seller is not in substantial violation of any statutory provisions, and in particular, the Seller has fulfilled all of his tax- and social security-law obligations. The Seller is not infringing on the contractual rights of third parties and has not assumed any contractual liabilities through his business operations, and especially, the Seller has not defaulted on his delivery, performance or payment obligations.

               4. The business activity complies with current and, to the best of the Seller's knowledge, future public administrative law (OFFENTLICHRECHTLICH) statutory provisions as well as with labor law provisions.

               5. The fundamental operational bases of the sold business activity (e.g., concessions, operational permits, waste disposal agreements, rental and leasing (Pacht- und Leasing-), license, cooperation, credit, supply agreements) are not terminated, limited or impeded by the conclusion of this Agreement.

               6. The sold business activity has sufficient insurance coverage. The ANNEX TO SECTION 5 PARA (1) d) 6. contains a complete list of all insurance Policies, stating the insured risks, the remaining term, and the yearly premium.

               7. ANNEX TO SECTION 1 PARA. (1) contains a complete list of all assumed agreements. The agreements we effective, have been performed by the parties in accord with the agreement until now and shall remain effective prospectively as long as the parties continue to perform in accord with the agreement. They are the only agreements necessary to carry out the business activity in the ordinary course. The parties to the agreement shall consent to the entry of the Buyer in the assumed agreements with, the previous conditions with the exception of those specially identified agreements in ANNEX TO SECTION 5 PARA. (1) d) 7.

               8.   Except for those legal proceedings listed in ANNEX TO
                    SECTION 5 PARA. (1) a) 8., there neither exist nor are threatened any lawsuits, legal remedies or other proceedings.

               9. The acquisition of the Assets by the Buyer does not constitute an acquisition of assets within the meaning of
                    Section 419 German Civil Code (BGD) or a transaction within the meaning of Section 1365 BGD.

               10. The sold Assets are technically without fault and will not give raise to any claims, in particular as regards technical issues in connection with the turn of the century.

1) The statutory warranty against defects of quality and title with regard to the Assets shall apply in addition.

2) If the representations and warranties of the Seller are dependent on the knowledge and awareness of certain facts or circumstances, such knowledge awareness shall be attributed to the Seller also in case of facts and circumstances of which the Seller would have been aware had the Seller exercised due care.


                                    Section 6
           CONSEQUENCES OF BREACH OF REPRESENTATIONS AND/OR WARRANTIES


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1)   Any noncompliance with a representation and/or warranty under '5 shall commit the Seller to the payment of compensatory damages only. The measure of said damages shall be that amount which would have to be paid in order to place the Buyer in the same position as if the representation and/or warranty had been fulfilled.

2) Claims to compensation for damages shall bear interest of 3% over the discount rate of the BUNDESBANK (Contractual Interest Rate) calculated from the time of loss, or at the earliest, from the Takeover Date.

3) If damage has not yet been incurred, the Buyer may demand that the Seller indemnify the Buyer.

4) All claims to compensation for damages shall lapse if they are not raised in writing within two years of the Takeover Date stating the bases for the claims against the Seller. Timely made claims are barred after three years from the Takeover Date.

5) If the Seller has Fraudulently concealed material defects of the Assets or, if the liability of the Seller is based on such material deviations from the above representations and/or warranties that the Buyer can no longer be reasonably expected to comply with this Agreement, then the Buyer is entitled, notwithstanding para. (1), to rescission of this Agreement in addition to the enforcement of claims to compensation for damages. Rescission shall be precluded if not exercised within six months of the execution of this agreement.



                                    Section 7
                                 TAXES AND COSTS

1) Taxes payable by the Seller on any profit incurred incident to this Agreement shall be borne by the Seller.

2) The costs of this Agreement and its execution shall be borne by the Buyer. The Buyer and Seller shall each bear the costs of their own consultants.

                                    Section 8
                             NON-COMPETITION CLAUSE


1) The Seller shall in no way undertake the operation of or participate in or serve as an employee or independent contractor in any manner with an enterprise which competes with the business activity for a period of five years from the Takeover Date. This non-competition clause shall not be valid if the competition does not take effect in Germany. This non-competition clause shall not be effective in respect of the acquisition of ownership interests listed on a stock exchange in up to 5% of the stated capital (GRUNDKAPITAL).

2) For every breach by the Seller of the non-competition clause, liquidated contractual damages (VERTRAGSSTRAFE) in the amount of DM 50,000,-- shall be paid to the Buyer. In


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     the case of a continuous violation, a separate violation shall be deemed to have occurred at the beginning of each calendar month. The Buyer shall not be barred from asserting higher damages. However, the amount of any liquidated contractual damages paid shall be subtracted from any actual damages.



                                    Section 9
                             PERFORMANCE PROVISIONS

1) The transfer of fixed assets and any other matter concerning the performance of this Agreement shall be governed by the following:

     1) The parties to the Agreement are in agreement concerning the transfer of ownership in movables at the time of the execution of this Agreement. If any sold movables, are not in the possession of the Seller, transfer shall be effected by the assignment of claims to possession against the immediate holder of the movables by the Seller to the Buyer.

     2) The sold claims are hereby assigned to the Buyer. The Buyer is entitled to notify the debtors of the transfer directly and, so far as necessary, to obtain their consents to the assignments.

     3) The sold rights, licenses and permits are hereby assigned to the Buyer. If the assignment requires any further measures (entry into a register, notification of public authorities, etc.) to be legally binding or effective, the Seller will undertake all necessary steps to bring about the transfer.

     4) In as far as non-transferable objects are included in the sale, the Seller is obligated to put the Buyer into a position as if the objects had been effectively transferred.

     5) The Seller shall obtain the consent of third parties to the entry of the Buyer into running contracts in so far as the Buyer receives the economic benefit of the contracts.

     6) Insofar as a change in the inventory in the Assets occurs between the Takeover Date and the transfer, the changed inventory is controlling for the transfer. A current inventory, including the significant items of property hereby being transferred, is attached as ANNEX TO SECTION 9 PARA. (2).

                                   Section 10
                             HANDOVER OF POSSESSION

     The handover of possession of the Assets shall take place on the date of closing.

                                   Section 11
                                FINAL PROVISIONS

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1)   This Agreement shall be governed by the laws of Germany under the exclusion of its principles of conflict of laws.

2)   There are no collateral agreements to this Agreement.

3) Modifications and supplementations not requiring notarial authentication require the written form (SCHRIFTFORM) in order to be effective.

4) The place of performance of the Agreement and the jurisdictional venue shall be the seat of the Buyer, to the extent legally permitted.

5) The Seller and Buyer shall agree upon the time, manner and content of external and internal publication of the sale of the Assets.

6) This Agreement replaces all previous agreements and statements of the Seller and Buyer with regard to its subject matter.

7) The Parties to this Agreement shall take all actions necessary for the seamless implementation of this sale of the Assets.

8) If individual provisions of this Agreement should be or become invalid, the validity of the other provisions shall not be affected thereby. The invalid provision shall be replaced by a valid provision which comes as close as possible to the original economic intention of the invalid provision.



Munich, this 1st day of April 1998,

/s/ Klaus Schaffler
-------------------
Dr. Klaus Schaffler



Institute for Pharmacodynamic
Research Phoenix International GmbH i. G.

/s/ Klaus Schaffler
-------------------
Dr. Klaus Schaffler

I.T.E.M. S.A. being the founder and sole shareholder of Institute for Pharmacodynamic Research Phoenix International GmbH i. G. herewith authorizes Dr. Klaus Schaffler, as the managing director of said GmbH i.G. to execute the above agreement.

Munich, this 1st day of April 1998,

/s/ Lucien Steru
-------------------
Lucien Steru